Exhibit 10.12

MASTER PURCHASE AGREEMENT

AND ESCROW INSTRUCTIONS

Between

WESTLAND DEVCO LLC

as Seller

and

SERIES C, LLC

as Buyer

August 18, 2011

MASTER PURCHASE AGREEMENT

AND ESCROW INSTRUCTIONS

DATED:	Dated to be effective as of August 18, 2011 (the “Effective Date”).

PARTIES:	This Master Purchase Agreement and Escrow Instructions is between WESTLAND DEVCO LLC, as “Seller”, and SERIES C, LLC, an Arizona limited liability company, as “Buyer”.

WHEREAS, as of the Effective Date, Seller is the fee title owner of those certain parcels of improved property listed by address on Exhibit A attached hereto, and legally described on Exhibit A-1 attached hereto (collectively, the “Real Property”);

WHEREAS, as of the Effective Date, each parcel of the Real Property is improved with a building containing that certain number of square feet set forth on Exhibit A attached hereto (each, a “Building” and, collectively, the “Buildings”). The Real Property, the Buildings and the improvements to the Real Property (collectively, the “Improvements”) are leased to the tenants identified on Exhibit A (collectively, the “Tenant”) in accordance with a written lease (each, a “Lease” and, collectively, the “Leases”). The Real Property, the Buildings, the Improvements, the personal property, if any, of Seller located on the Real Property and Seller’s interest in each of the Leases and all rents issued and profits due or to become due thereunder are hereinafter collectively referred to as the “Properties” and, individually, as a “Property”; and

WHEREAS, Buyer desires to purchase the Properties from Seller and Seller desires to sell the Properties to Buyer free and clear of all liens, all as more particularly set forth in this Master Purchase Agreement and Escrow Instructions (the “Agreement”).

NOW THEREFORE, in consideration of the promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer (each, a “Party” and, collectively, the “Parties”) hereby agree as follows:

1. INCORPORATION OF RECITALS. All of the foregoing Recitals are hereby incorporated into this Agreement.

2. BINDING AGREEMENT. This Agreement constitutes a binding agreement between Seller and Buyer for the sale and purchase of the Properties subject to the terms set forth in this Agreement. Subject to the limitations set forth in this Agreement, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. This Agreement supersedes all other written or verbal agreements between the Parties concerning any transaction embodied in this Agreement. No claim of waiver or modification concerning the provision of this Agreement shall be made against a Party unless based upon a written instrument signed by such Party.

3. INCLUSIONS IN PROPERTIES.

(a) The Properties. The term “Properties” shall also include the following:

(1) all tenements, hereditaments and appurtenances pertaining to the Real Property;

(2) all mineral, water and irrigation rights of Seller, if any, running with or otherwise pertaining to the Real Property;

(3) all interest, if any, of Seller in any road adjoining the Real Property;

(4) all interest, if any, of Seller in any award made or to be made or settlement in lieu thereof for damage to the Properties or any portion thereof by reason of condemnation, eminent domain or exercise of police power;

(5) all of Seller’s interest in the Buildings, the Improvements and any other improvements and fixtures on the Real Property;

(6) all of Seller’s interest, if any, in any equipment, machinery and personal property located on or used in connection with the Real Property (collectively, the “Personalty”);

(7) the Leases and all security deposits, if any, now or hereafter due thereunder; and,

(8) all of Seller’s interest, to the extent transferable, in all permits and licenses (the “Permits”), warranties (the “Warranties”), contractual rights and intangibles (including rights to the name of the Improvements as well as all construction contracts, subcontracts, architectural/engineering plans and/or agreements and similar agreements) with respect to the design, development, construction, operation, maintenance, repair and/or improvement of the Properties (collectively, the “Contracts”).

(b) The Transfer Documents. The Personalty shall be transferred by that certain bill of sale from Seller to Buyer, the agreed upon form of which is attached hereto as Exhibit B (the “Bill of Sale”); the Lease shall be transferred by that certain assignment and assumption of lease, the agreed upon form of which is attached hereto as Exhibit C (the “Assignment of Lease”); the Permits, Warranties and Contracts shall be transferred by that certain assignment and assumption agreement, the agreed upon form of which is attached hereto as Exhibit D (the “Assignment Agreement”); and the Real Property, the Building and the Improvements shall be transferred and conveyed by execution and delivery of Seller’s special warranty deed, the agreed upon form of which is attached hereto as Exhibit E (the “Deed”). The Bill of Sale, the Assignment of Lease, the Assignment Agreement and the Deed are hereinafter collectively referred to as the “Transfer Documents”. Notwithstanding the foregoing, in the event any Warranty transfer requires the approval of the applicable warrantor and/or satisfaction of any other conditions to such transfer, Seller shall use its commercially reasonable efforts to obtain such approval and satisfy all such conditions no later than COE (as defined below), provided, however, that in the event Seller is unable to obtain such approval despite using commercially reasonable efforts, Seller shall not be in default hereunder and such failure shall not be deemed to be a failure of a condition to closing; and, provided further, that Seller shall have no obligation to incur expenses or pay any fees in connection with obtaining such approval.

(c) Lease Amendments. Seller shall use its commercially reasonable efforts to obtain, as promptly after the Effective Date as is possible, an amendment to each Lease (collectively, the “Lease Amendments”) which (i) will become effective and is contingent upon the closing of the sale under this Agreement; (ii) extends the base term of each Lease (not including any extension options) to at least fifteen (15) years from and after the Closing Date (defined below), (iii) causes the amount of annual base rent payable by Tenant under the 3400 Coors Boulevard Lease to be $195,568.00, and (iv) causes the amount of annual base rent payable by Tenant under the 101 Coors Road Lease to be $266,441.00. Such Lease Amendments shall be in form reasonably satisfactory to Buyer. Seller shall keep Buyer apprised of the status of the negotiation and execution of the Lease Amendments and shall provide such documentation and correspondence relating to the Lease Amendments as Buyer may reasonably request. Notwithstanding the foregoing, Seller does not guaranty or warrant that Seller will be able to obtain such Lease Amendments, and, in the event that Seller is unable to obtain the Lease Amendments, despite its commercially reasonable efforts, Seller shall not be in default under this Agreement.

4. PURCHASE PRICE. (a) The aggregate price to be paid by Buyer to Seller for the Properties is Five Million Eight Hundred Forty Seven Thousand and No/100 Dollars ($5,847,000.00) (the “Purchase Price”), which Purchase Price is allocated among the Properties as set forth on Exhibit A attached hereto, and is payable as follows:

(i) Fifty Thousand and No/100 Dollars ($50,000.00) earnest money per Property (said amount, plus all interest earned or accrued thereon, the “Earnest Money Deposit”) to be deposited in escrow with First American Title National Commercial Services, The Esplanade Commercial Center, 2425 E. Camelback Road, Suite 300, Phoenix, Arizona 85016, Attention: Brandon Grajewski (“Escrow Agent”) not later than five (5) business days following the receipt by Escrow Agent of a fully-executed original of this Agreement (said receipt by Escrow Agent of both a fully-executed original of this Agreement and the Earnest Money Deposit, the “Opening of Escrow”), which Earnest Money Deposit is to be held by Escrow Agent until released to Seller or Buyer as provided herein or paid to Seller at close of escrow (“COE”); and

(ii) Such amounts, in additional cash, or other immediately available funds (as may be increased or decreased by such sums as are required to take into account any additional deposits, prorations, credits, or other adjustments required by this Agreement), set forth in one or more settlement or closing statements prepared by Escrow Agent and approved by Buyer and Seller in connection with COE of each Property purchased by Buyer from Seller pursuant to this Agreement, to be deposited in escrow with Escrow Agent on or before COE as to each such Property, which sum is to be held by Escrow Agent until cancellation of this Agreement as provided herein or paid to Seller at COE.

(b) Buyer and Seller acknowledge that the roof and major structural components of each Building may require repair or replacement. As such, during the Study Period, Buyer will engage its roofing and property condition assessment consultants to evaluate the condition of the roof and structure of each building on the Properties. In the event that any such consultant recommends the repair or replacement of any portion or all of the roof, structure or other major component of a Building or Property, Buyer shall promptly provide such recommendation(s) to Seller along with the estimated cost of such recommendation(s), and the Parties shall in good faith negotiate a reduction in the Purchase Price to compensate Buyer for the cost of performance of such recommendation(s). In the event the Parties are unable to reach agreement on such reduction prior to expiration of the Study Period, either Party may thereafter terminate this Agreement, which termination shall be effective five (5) days after issuance of notice of same by the terminating Party. In the event the terminating Party is Seller, Buyer shall have the right to nullify such termination notice prior to the expiration of such five (5) day period by withdrawing its request for a reduction of Purchase Price and the Parties shall proceed to COE as contemplated herein without any reduction in the Purchase Price of the applicable Property.

5. DISPOSITION OF EARNEST MONEY DEPOSIT. Seller and Buyer hereby instruct Escrow Agent to place the Earnest Money Deposit in a federally insured interest-bearing passbook account on behalf of Seller and Buyer. The Earnest Money Deposit shall be applied as follows:

(a) if Buyer cancels this Agreement with respect to any “Removed Property,” or “Rejected Property,” as defined below, as Buyer pursuant to Sections 6(d), 7(c), 12 or 19, as Buyer is so entitled to do as provided in such Sections, the Earnest Money Deposit applicable to such Removed Property or Rejected Property shall be paid immediately to Buyer;

(b) if the Earnest Money Deposit is forfeited by Buyer pursuant to this Agreement, such Earnest Money Deposit shall be paid to Seller as Seller’s agreed and total liquidated damages, it being acknowledged and agreed that it would be difficult or impossible to determine Seller’s exact damages; and

(c) if escrow closes, the Earnest Money Deposit shall be credited to Buyer, automatically applied against the Purchase Price and paid to Seller at COE.

6. PRELIMINARY TITLE REPORT; TITLE AND SURVEY OBJECTIONS. (a) Within ten (10) days after the Opening of Escrow, Escrow Agent shall deliver a current Preliminary Title Report (each, a “Report” and, collectively, the “Reports”) for an ALTA extended coverage title insurance policy (each, an “Owner’s Policy” and, collectively, the “Owner’s Policies”) on each Property to Buyer and Seller. Each Report shall show the status of title to the applicable Property as of the date of such Report and shall also describe the requirements of Escrow Agent for the issuance of an Owner’s Policy corresponding to such Property as described herein. The cost of the Owner’s Policy shall be paid by the Seller; provided, however, that any additional costs for an extended coverage policy, endorsements thereto (excluding, however, those endorsements required to cure one or more Objectionable Matters (as hereinafter defined) that Seller has agreed to cure in accordance with Section 6(b) or 6(c) below, which endorsements shall be issued at Seller’s sole cost and expense), or any lender’s title policy shall be paid by Buyer. In addition to the Reports, Escrow Agent shall simultaneously deliver to Buyer complete, legible copies of all documents identified in Part Two of Schedule B of each Report.

(b) If Buyer is dissatisfied with any exception to title as shown in any Report and/or any matter disclosed by any Survey (as hereinafter defined) (collectively, the “Objectionable Matters”), then Buyer may, by giving written notice thereof to Escrow Agent and Seller on or before expiration of the Study Period (as defined below) or ten (10) days from Buyer’s receipt of the Report or Survey disclosing such Objectionable Matter, whichever is later, either (i) terminate this Agreement with respect to any Property or Properties corresponding to such Objectionable Matter(s) (each such Property, a “Removed Property”), or (ii) Buyer may provisionally accept the title to such Property or Properties corresponding to such Objectionable Matters subject to Seller’s agreement to cause the removal of or otherwise cure such Objectionable Matters, in which case Seller shall (at its sole cost) remove or otherwise cure the Objectionable Matters prior to COE. If Buyer gives notice to Seller of its election of option (ii) above, Seller shall notify Buyer in writing within five (5) business days after receiving Buyer’s written notice of Objectionable Matters if Seller does not intend to remove (or cause Escrow Agent to endorse over, to Buyer’s reasonable satisfaction) or otherwise cure any such Objectionable Matters. Seller’s lack of response within such five (5) business day period shall be deemed as Seller’s refusal to remove or otherwise cure the Objectionable Matters prior to COE.

(c) In the event any Report is amended (each such Report, an “Amended Report”) to include new exceptions that are not set forth in the prior Report corresponding to the same Property, or in the event any Survey is amended (each such Survey, an “Amended Survey”) to include or depict matters that are not set forth in the prior Survey corresponding to the same Property, Buyer shall have until the later of (i) the expiration of the Study Period, (ii) the date seven (7) days after Buyer’s receipt of both such Amended Report and copies of the documents identified in the new exceptions or new requirements, or (iii) the date seven (7) days after Buyer’s receipt of the Amended Survey, as applicable, within which to either (Y) terminate this Agreement with respect to any Property corresponding to such Amended Report or Amended Survey as set forth in Section 6(b) above (each such Property, a “Removed Property”), or (Z) to provisionally accept the title to such Property or Properties corresponding to such Amended Report or Amended Survey subject to Seller’s agreement to cause the removal of any Objectionable Matter(s) identified by Buyer in a written notice to Seller, in which case Seller shall (at its sole cost) remove or otherwise cure the Objectionable Matters prior to COE. If Buyer gives notice to Seller of its election of option (Z) above, Seller shall notify Buyer in writing within five (5) business days after receiving Buyer’s written notice of Objectionable Matters if Seller does not intend to remove (or cause Escrow Agent to endorse over, to Buyer’s reasonable satisfaction) or otherwise cure any such Objectionable Matters. Seller’s lack of response within such five (5) business day period shall be deemed as Seller’s refusal to remove or otherwise cure the Objectionable Matters prior to COE.

(d) In the event Buyer provisionally accepts title to a Property subject to Seller’s agreement to cure one or more Objectionable Matters pursuant to Sections 6(b) and/or 6(c) above, if Seller serves notice to Buyer that Seller does not intend to remove or otherwise cure such Objectionable Matters before COE, or if Seller does not respond to Buyer (and therefore is deemed to have refused to remove or otherwise cure such Objectionable Matters) Buyer shall, within ten (10) days after receipt of such notice from Seller, or, if Seller does not respond, within ten (10) days after Seller’s response was due, notify Seller and Escrow Agent in writing of Buyer’s election to either (i) terminate this Agreement with respect to Property corresponding to such Objectionable Matter(s) as set forth in Section 6(b) above (each such Property, a “Removed Property”), or (ii) waive such Objectionable Matter(s). If written notice of either satisfaction or dissatisfaction as to any Report, Survey, Amended Report or Amended Survey is not timely given by Buyer to Seller pursuant to this Section 6, then Buyer shall be deemed to have disapproved of the condition of the title of the Property or Properties corresponding to each such Report, Survey, Amended Report or Amended Survey, and shall have elected to terminate this Agreement with respect to each Property corresponding to each such Report, Survey, Amended Report or Amended Survey as set forth in Section 6(b) above (each such Property, a “Removed Property”).

(e) The Purchase Price shall be reduced by the amount corresponding to each Removed Property as set forth on Exhibit A attached hereto. In the event that all Properties are removed from this Agreement pursuant to Sections 6(b), 6(c) and/or 6(d) hereof, this Agreement shall automatically terminate in its entirety, whereupon the Earnest Money Deposit shall be paid immediately to Buyer, all documents deposited in escrow by Buyer shall be returned to Buyer without delay and all documents deposited in escrow by Seller shall be returned to Seller without delay.

7. BUYER’S STUDY PERIOD.

(a) The Study Period. As to any particular Property, Buyer shall have until 11:59 p.m. MST on the later of (i) the thirtieth (30th) day after the Effective Date, (ii) the thirtieth (30th) day after Buyer’s receipt of all deliveries of Seller’s Diligence Materials (as hereinafter defined), (iii) the tenth (10th) day after Buyer’s receipt of all Surveys (as hereinafter defined), or (iv) the thirtieth (30th) day after Buyer receipt of the fully executed Lease Amendments (the “Study Period”), at Buyer’s sole cost, within which to conduct and approve any investigations, studies or tests deemed necessary by Buyer, in Buyer’s sole discretion, to determine the feasibility of acquiring the Properties, including, without limitation, Buyer’s right to: (i) review and approve each Survey, each Lease, Seller’s operating statements with respect to each Property, and the Contracts; (ii) meet and confer with Tenant; and, (iii) obtain, review and approve an environmental study of each Property (collectively, “Buyer’s Diligence”). Seller acknowledges and agrees that Buyer shall have the right to terminate this Agreement at any time from and after the Effective Date and until the expiration of the Study Period in Buyer’s sole discretion.

(b) Right of Entry. Subject to the prior rights of Tenant in the Properties, Seller hereby grants to Buyer and Buyer’s agents, employees and contractors the right to enter upon each Property, during normal business hours upon twenty four (24) hours advance notice to Seller, to conduct Buyer’s Diligence. In consideration therefor, Buyer shall and does hereby agree to indemnify and hold Seller harmless from and against any and all claims for expenses, costs, losses, liabilities and/or damages asserted against Seller, including, but not limited to, court costs and attorneys’ fees, which may be incurred by Seller as a direct result of Buyer’s Diligence. Buyer’s indemnity and hold harmless obligation shall survive cancellation of this Agreement or COE.

(c) Cancellation. Unless Buyer so notifies Seller or Escrow Agent, in writing, on or before the end of the Study Period, of Buyer’s acceptance as to some or all of the Properties and waiver of the contingencies as set forth in this Section 7, this Agreement shall be canceled as to all Properties and the Earnest Money Deposit shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement. In the event Buyer notifies Seller and Escrow Agent, in writing, on or before the end of the Study Period, of Buyer’s acceptance, as to some, but less than all, of the Properties and waiver of the contingencies as set forth in this Section 7 with respect to such accepted Properties, this Agreement shall terminate with respect to each Property not specifically accepted by Buyer in such notice (each such Property, a “Removed Property”), the Purchase Price shall be reduced by the amount corresponding to each such Removed Property as set forth in Exhibit A attached hereto, and this Agreement shall continue in full force and effect with respect to the remaining Properties.

(d) Tenant’s Right of First Refusal. Buyer acknowledges that Seller has presented Buyer’s offer to the Tenant of the Properties in accordance with the Leases, and Seller has received a waiver of Tenants Right of First Refusal, which waiver is attached to this Agreement as Exhibit E, and incorporated herein by this reference.

8. DELIVERY OF SELLER’S DILIGENCE MATERIALS.

(a) Deliveries to Buyer. Seller agrees to deliver to Buyer contemporaneously with the Opening of Escrow all information in Seller’s possession or reasonable control relating to the leasing, operating, maintenance, construction (including the Certificate of Occupancy for each Property), repair, zoning (including any zoning verification letters), platting, engineering, soil tests, water tests, environmental tests, market studies, master planning, architectural drawings and like matters regarding each Property and/or the Tenant (collectively, “Seller’s Diligence Materials”), all at no cost to Buyer. The foregoing deliveries shall include, but not be limited to, to the extent existing and in Seller’s possession or reasonable control, copies of all: (i) books of account and records for each Property for the last twenty-four (24) months (including year-end Tenant CAM expense reconciliations); (ii) the Lease corresponding to each Property, including all amendments thereto, guaranties thereof and assignments thereof and a copy of the leasehold title insurance policy delivered to Tenant with respect to each Property; (iii) a detailed listing of all capital expenditures on each Property for the last thirty-six (36) months; (iv) the maintenance history of each Property for the last twenty-four (24) months; (v) current maintenance, management, and listing contracts for each Property including any amendments thereto; (vi) all claims or suits by Tenant or third-parties involving any Property or any of the Leases or any Contracts (whether or not covered by insurance); and (vii) a list of all claims or suits by or against Seller regarding any Property for the last thirty-six (36) months; (vii) any appraisals of any Property or any part thereof; (ix) the site plan with respect to each Property; (x) copies of all Contracts, Warranties and Permits; and (xi) any other documents or other information in the possession or control of Seller or its agents pertaining to the Properties. Should Seller receive new or updated information regarding any of the matters set forth in this Section 8(a) after the Effective Date and prior to COE, Seller will immediately notify Buyer of such fact and will promptly deliver complete copies thereof to Buyer.

(b) Delivery by Buyer. If this Agreement is canceled as to all Properties for any reason, except Seller’s willful default hereunder, Buyer agrees to deliver to Seller upon payment by Seller to Buyer of Buyer’s cost thereof, copies of those investigations, studies and/or tests which Buyer may have elected to obtain.

9. THE SURVEYS. Promptly after the Opening of Escrow, Buyer shall cause one or more surveyors licensed in the State(s) in which the applicable Properties are located to complete and deliver to Escrow Agent and Buyer a current, certified ALTA survey of the Real Property, Building and Improvements comprising each Property (each, a “Survey” and, collectively, the “Surveys”), whereupon the legal descriptions in the Surveys shall control over the descriptions in Exhibit A-1 attached hereto to the extent they may be inconsistent. Each Survey shall set forth the legal description and boundaries of the applicable parcel of Real Property and all easements, encroachments and improvements thereon.

10. IRS SECTION 1445. Seller shall furnish to Buyer in escrow by COE a sworn affidavit (the “Non-Foreign Affidavit”) stating under penalty of perjury that Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). If Seller does not timely furnish the Non-Foreign Affidavit, Buyer may withhold (or direct Escrow Agent to withhold) from the Purchase Price an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Tax Code, and such withheld funds shall be deposited with the Internal Revenue Service as required by such Section 1445(a) and the regulations promulgated thereunder. The amount withheld, if any, shall nevertheless be deemed to be part of the Purchase Price paid to Seller.

11. DELIVERY OF POSSESSION. Seller shall deliver possession of each Property to Buyer at COE subject only to the exceptions shown on the Owner’s Policy and the rights of Tenant under each of the Leases as approved by Buyer as part of Buyer’s Diligence.

12. BUYER’S CONDITIONS PRECEDENT. In addition to all other conditions precedent set forth in this Agreement, Buyer’s obligations to perform under this Agreement and to close escrow are expressly subject to the following:

(a) the delivery by Seller to Escrow Agent, for delivery to Buyer at COE, of the executed original Transfer Documents;

(b) the issuance of the Owner’s Policies (or a written commitment therefor) subject only to those matters approved or deemed approved by Buyer pursuant to this Agreement;

(c) the delivery by Seller to Buyer at COE of all security deposits and pre-paid/abated rents under each of the Leases, if any, in the form of a credit in favor of Buyer against the Purchase Price;

(d) the deposit by Seller with Buyer not later than two (2) business days prior to COE of (i) an original estoppel certificate, in a form reasonably acceptable to Buyer and dated not more than thirty (30) days prior to COE, executed by Tenant and naming the Buyer entity identified on Exhibit A as addressee, and (x) verifying the basic facts of the Lease (term, rental, expiration date, options, if any exist), (y) confirming that there are no defaults by the landlord under the Lease, and (z) if Tenant’s obligations under the Lease have been guaranteed by another person or entity, also cover such guaranty and also be signed by such guarantor(s), and (ii) an original estoppel certificate executed by all other parties to any applicable reciprocal easement agreement or declaration of covenants, conditions and/or restrictions identified by Buyer in writing to Seller prior to the expiration of the Study Period (the “REA’s”) and addressed or certified to Buyer stating that such instrument is in full force and effect and is not modified (except as disclosed in such estoppel certificate) and, to the best knowledge of the party giving the estoppel, the other party or parties thereto is/are not in default under the applicable instrument and all amounts, if any, owing under the applicable agreement have been paid in full (the “REA Estoppel”); provided, however, in the event Seller is unable, after employing commercially reasonable efforts, to obtain an REA Estoppel prior to COE, Seller shall deposit with Buyer, prior to COE and in lieu of the REA Estoppel from such other party, a REA Estoppel in the form of Exhibit G, executed by Seller with respect to the applicable REA, and such Seller REA Estoppel shall satisfy the REA Estoppel condition with respect to such REA;

(e) the deposit with Escrow Agent of an executed affidavit of Seller and such other documentation as may be reasonably required by Escrow Agent to allow for the deletion of the mechanics’ lien exception from each of the Owner’s Policies;

(f) the delivery by Seller to Buyer of the final Certificate of Occupancy for each Property;

(g) the deposit with Escrow Agent of a letter from Seller to Tenant requesting that future rent under each of the Leases be paid to Buyer;

(h) there has been no “Insolvency Event” with respect to any Tenant. As used in this subsection (h), an “Insolvency Event” shall have occurred if any Tenant becomes insolvent within the meaning of the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended (the “Bankruptcy Code”), files or notifies Seller or any affiliate of Seller that it intends to file a petition under the Bankruptcy Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, hereinafter, an “Action”), becomes the subject of either a petition under the Bankruptcy Code or an Action, or is not generally paying its debts as the same become due;

(i) delivery to Buyer of the original (or, in the event the original is not available to Seller, a copy of), fully-executed Lease with respect to each Property, and a copy of all guaranties thereof, all exhibits, amendments and other modifications thereto, and, if Seller is not the original landlord under any Lease, all assignments or other documentation necessary to establish that Seller is the successor-in-interest to the landlord’s rights under such Lease; and

(j) delivery to Buyer of originals of the Contracts, Warranties and Permits, if any, in the possession of Seller or Seller’s agents, including, without limitation, any warranties covering the roof or any other part of the Improvements, and any correspondence with respect thereto, together with such non-proprietary leasing and property manuals, files and records which are material in connection with the continued operation, leasing and maintenance with respect to each Property. If the foregoing conditions have not been satisfied as to any Property by the specified date or COE as the case may be, then Buyer shall have the right, at Buyer’s sole option, by giving written notice to Seller and Escrow Agent, to (i) terminate this Agreement as it relates to such Property, whereupon the Purchase Price shall be reduced by the amount corresponding to each such Property as set forth on Exhibit A attached hereto and this Agreement shall continue in full force and effect as to all remaining Properties, (ii) extend such specified date or COE, as applicable, for such Property or all Properties, at Buyer’s option, for such amount of time as Buyer deems reasonably necessary to allow Seller to satisfy such conditions, or (iii) terminate this Agreement in its entirety. In the event this Agreement is terminated in its entirety, the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

13. SELLER’S REPRESENTATIONS WARRANTIES AND COVENANTS.

(a) Seller hereby represents and warrants to Buyer as of the Effective Date and again as of COE that:

(i) to Seller’s actual knowledge, there are no unrecorded leases (other than the Leases), liens or encumbrances which may affect title to any Property (other than as shown on the Title Report); any existing financing secured by any Property or any part thereof shall be satisfied and discharged in full at or prior to COE and any liens or encumbrances relating thereto shall be terminated and released of record at or prior to COE; and any defeasance, lender approval or prepayment obligations with respect to any existing financing will not delay COE;

(ii) to Seller’s knowledge, no notice of violation has been issued with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of any Property by any person, authority or agency having jurisdiction;

(iii) to Seller’s knowledge, there are no intended public improvements which will or could result in any charges being assessed against any Property which will result in a lien upon any Property;

(iv) to Seller’s knowledge, there is no impending or contemplated condemnation or taking by inverse condemnation of any Property, or any portion thereof, by any governmental authorities;

(v) there are no suits or claims pending or to Seller’s knowledge, threatened with respect to or in any manner affecting any Property or the Tenant, nor does Seller know of any circumstances which should or could reasonably form the basis for any such suits or claims which have not been disclosed in writing to Buyer by Seller;

(vi) Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell any Property, or any portion thereof, to a third party;

(vii) Seller has not taken any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon any Property, or any portion thereof, or its potential use, and, to Seller’s knowledge, there are no pending proceedings, the object of which would be to change the present zoning or other land-use limitations;

(viii) this transaction will not in any way violate any other agreements to which Seller is a party;

(ix) Seller has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, the agreed upon form of which are attached hereto as Exhibits;

(x) to Seller’s actual knowledge, no default of Seller exists under any Lease; Seller has sent no notice of default to any Tenant, and to Seller’s knowledge, no default of any Tenant exists under any Lease; Seller has not received any notice or correspondence from any Tenant or such Tenant’s agents indicating such Tenant’s desire, willingness or intent to amend, modify, assign or terminate such Tenant’s Lease nor any notice or correspondence requesting the consent of Seller to any of the foregoing;

(xi) Tenant is not entitled to any free rent periods or rental abatements, concessions or other inducements under any Lease for any period subsequent to COE;

(xii) all amounts due and payable by Seller under the Contracts have been paid in full and no default of Seller exists under any of the Contracts and, to Seller’s knowledge after due inquiry, no default of any other party exists under any of the Contracts;

(xiii) no consent of any third party is required in order for Seller to enter into this Agreement and perform Seller’s obligations hereunder;

(xiv) except as set forth in Seller’s Diligence Materials, Seller has no actual knowledge that there exists or has existed, and Seller itself has not caused any generation, production, location, transportation, storage, treatment, discharge, disposal, release or threatened release upon, under or about any Property of any Hazardous Materials. “Hazardous Materials” shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material, defined as a “hazardous substance” by any federal, state, or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing;

(xv) except as set forth in Seller’s Diligence Materials, to Seller’s actual knowledge, there is not now, nor has there ever been, on or in any Property or any portion thereof underground storage tanks, any asbestos-containing materials or any polychlorinated biphenyls, including those used in hydraulic oils, electric transformers, or other equipment;

(xvi) to Seller’s actual knowledge, there are no proceedings pending for the increase of the assessed valuation of any Property or any portion thereof;

(xvii) the execution, delivery and performance of this Agreement and the Transfer Documents, the agreed upon form of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Seller is a party or may be bound; and

(xviii) to Seller’s actual knowledge, Seller has not withheld any information within its possession or of which it is actually aware regarding the Property or any part thereof that would reasonably be considered by an experienced purchaser to be material to that purchaser’s decision to acquire the Property.

(b) Further, Seller hereby covenants to Buyer as of the Effective Date that:

(i) Seller will not enter into nor execute any agreement, written or oral, under which Seller is or could become obligated to sell the Properties, or any portion thereof, to a third party, without Buyer’s prior written consent;

(ii) Seller will not, without the prior written consent of Buyer, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon any Property, or any portion thereof, or the potential use of any Property;

(iii) except for any item to be prorated at COE in accordance with this Agreement, all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller’s use, ownership, or operation of the Properties up to COE shall be paid in full by Seller;

(iv) all general real estate taxes, assessments and personal property taxes that have become due with respect to the Properties (except for those that will be prorated at COE) have been paid or will be so paid by Seller prior to COE;

(v) between the Effective Date and COE or any earlier termination of this Agreement, Seller shall not execute or enter into any lease with respect to any Property, or terminate, amend, modify, extend or waive any rights under any of the Leases (except as required by this Agreement) without Buyer’s prior written consent, which consent may be withheld at Buyer’s discretion;

(vi) between the Effective Date and COE or any earlier termination of this Agreement, Seller shall, at its sole cost:

(1) continue to operate each Property as heretofore operated by Seller subject to Buyer’s rights under this Agreement to direct specific activities of Seller;

(2) maintain or cause Tenant to maintain each Property in its current condition and perform required and routine maintenance in the ordinary course of business, and perform repairs or make replacements to any broken, defective or malfunctioning portion of any Property that is tangible property (whether real or personal) as the relevant conditions require;

(3) pay or cause Tenant to pay (as applicable) prior to COE, all sums due for work, materials or services furnished or otherwise incurred in the ownership, use or operation of the Properties up to COE;

(4) comply or cause Tenant to comply with all governmental requirements applicable to the Properties;

(5) except as required by a governmental agency, not place or permit to be placed on any portion of any Property any new improvements of any kind or remove or permit any improvements to be removed from any Property without the prior written consent of Buyer;

(6) not restrict, rezone, file or modify any development plan or zoning plan or establish or participate in the establishment of any improvement district with respect to all or any portion of any Property without Buyer’s prior written consent; and

(7) without Buyer’s prior written consent, Seller shall not, by voluntary or intentional act or omission to act, further cause or create any easement, encumbrance, or mechanic’s or materialmen’s liens, and/or similar liens or encumbrances to arise or to be imposed upon any Property or any portion thereof that affects title thereto, or to allow any amendment or modification to any existing easements or encumbrances;

(vii) Seller shall and hereby does assign to Buyer, effective as of COE, all claims, counterclaims, defenses, or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Seller may have against any third parties relating to the existence of any Hazardous Materials in, at, on, under or about any Property (including Hazardous Materials released on any Property prior to COE and continuing in existence on such Property at COE);

(viii) Seller shall not, without the prior written consent of Buyer, provide a copy of, nor disclose any of the terms of, this Agreement to any appraiser, and Seller shall instruct Broker that it may not provide a copy of nor disclose any of the terms of this Agreement to any appraiser without the prior written consent of Buyer; and

(ix) should Seller receive notice or knowledge of any information regarding any of the matters set forth in this Section 13 after the Effective Date and prior to COE, Seller will immediately notify Buyer of the same in writing.

All representations, warranties and covenants made in this Agreement by Seller shall survive the execution and delivery of this Agreement and COE for a period of twelve (12) months, after which time such representations shall terminate and be of no further force or effect, except with respect to claims for which a notice of claim or notice of potential claim has been given by Buyer to Seller within such twelve (12) month period.

14. BUYER’S REPRESENTATIONS WARRANTIES AND COVENANTS.

(a) Buyer hereby represents and warrants to Seller as of the Effective Date and again as of COE that:

(i) Buyer has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits;

(ii) there are no actions or proceedings pending or to Buyer’s knowledge, threatened against Buyer which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the documents, the agreed upon forms of which are attached hereto as Exhibits; and

(iii) the execution, delivery and performance of this Agreement and the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Buyer is a party or may be bound.

(b) Further, Buyer hereby covenants to Seller as of the Effective Date that:

(i) should Buyer receive notice or knowledge of any information regarding any of the matters set forth in this Section 14 after the Effective Date and prior to COE, Buyer will promptly notify Seller of the same in writing.

All representations, warranties and covenants made in this Agreement by Buyer shall survive the execution and delivery of this Agreement and COE for a period of twelve (12) months. after which time such representations shall terminate and be of no further force or effect, except with respect to claims for which a notice of claim or notice of potential claim has been given by Seller to Buyer within such twelve (12) month period.

15. RENTS AND DEPOSITS. Seller and Buyer agree that, in addition to all other conditions and covenants contained herein, Seller shall deliver to Buyer and Escrow Agent not later than the day immediately prior to COE information, certified by Seller to be true and accurate as of the date thereof and as of the date of COE, with respect to (i) the amount of Tenant’s security deposit under the Leases, if any, and (ii) prepaid and/or abated rents, including, without limitation, the amount thereof and the date to which such rents have been paid.

16. BROKER’S COMMISSION. Concerning any brokerage commission, the Parties agree as follows:

(a) the Parties warrant to one another that they have not dealt with any finder, broker or realtor in connection with this Agreement except Art Griffith and John Giordani of Deerfield Partners (“Broker”);

(b) if any person shall assert a claim to a finder’s fee or brokerage commission on account of alleged employment as a finder or broker in connection with this Agreement (including Broker), the Party under whom the finder or broker is claiming shall indemnify and hold the other Party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim. The provisions of this subsection shall survive cancellation of this Agreement or COE; and

(c) Seller shall be responsible for payment of a commission to Broker pursuant to a separate written agreement between Seller and Broker, which commission shall be paid at COE.

17. CLOSE OF ESCROW. COE as to each Property shall be on or before 5:00 p.m. MST on the fifteenth (15th) day after the expiration of the Study Period (as such Study Period may be extended pursuant to Section 6(b) hereof) or such earlier date as Buyer and Seller may agree upon (such date, as to each Property, the “Closing Date”). Buyer may extend the Closing Date as to each Property for up to an additional thirty (30) days upon delivery of written notice to extend the Closing Date to Escrow Agent and Seller prior to the original Closing Date corresponding to such Property.

18. ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement to one or more affiliates of Buyer without seeking or obtaining Seller’s consent. Such assignment shall not become effective until each assignee executes an instrument whereby such assignee expressly assumes each of the obligations of Buyer under this Agreement. Buyer may also designate someone other than Buyer, as grantee and/or assignee, under the Transfer Documents by providing written notice of such designation at least five (5) days prior to COE. No assignment shall release or otherwise relieve Buyer from any obligations hereunder; provided, however, with respect to any assignment, if COE occurs the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on and after COE.

19. RISK OF LOSS. Seller shall bear all risk of loss resulting from or related to damage of or to any Property or any part thereof which may occur prior to COE. Seller shall also bear all risk of loss resulting from or related to a taking or condemnation of any Property or any part thereof with respect to which written notice of a proposed condemnation or taking is received, a condemnation proceeding is commenced, a condemnation proceeding is concluded or all or any part of any Property is conveyed in lieu of condemnation prior to COE (any such damage, taking or condemnation event a “Risk of Loss Event”). In the event of any Risk of Loss Event prior to COE, Buyer may, at Buyer’s sole option, by written notice to Seller and Escrow Agent, remove such Property from this Agreement as set forth in Section 6(b) above (each, a “Rejected Property”) and the Purchase Price shall be reduced by the amount corresponding to such Rejected Property as set forth in Exhibit A attached hereto, and this Agreement shall continue in full force and effect with respect to all remaining Properties. In the alternative, Buyer may attempt to negotiate an appropriate downward adjustment of the Purchase Price. If Seller and Buyer cannot agree upon such a downward adjustment within a reasonable period (not to exceed ten (10) days from the date Buyer receives notice of the loss) Buyer may remove such Rejected Property from this Agreement as provided above. In the event of any Risk of Loss Event which does not result in a termination of this Agreement, Seller shall at COE and as a condition precedent thereto, pay Buyer or credit Buyer against the Purchase Price the amount of any insurance or condemnation proceeds, or assign to Buyer, as of COE and in a form reasonably acceptable to Buyer, all rights or claims for relief to the same, and credit to Buyer an amount equal to the deductible (if any) under the insurance policy. In the event of any Risk of Loss Event with respect to all Properties prior to COE and Buyer elects to remove all Properties from this Agreement as provided above, then this Agreement shall automatically terminate, whereupon the Earnest Money Deposit shall be paid immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder.

20.	REMEDIES.

(a) Seller’s Breach. If Seller breaches this Agreement, including, without limitation, a breach of any representation or warranty of Seller set forth herein and/or the failure of Seller to satisfy any conditions precedent to COE specified in Section 12 above that is within Seller’s control, Buyer may, at Buyer’s sole option, either: (i) by written notice to Seller and Escrow Agent, cancel this Agreement with respect to the Property that is the subject of such breach, whereupon the Earnest Money Deposit allocated to such Property shall be paid immediately by Escrow Agent to Buyer, Seller shall promptly reimburse to Buyer its reasonable out-of-pocket and third-party property diligence expenses incurred with respect to such Property up to a maximum amount of $50,000 per Property, and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder with respect to such Property, (ii) by written notice to Seller and Escrow Agent, cancel this Agreement in its entirety whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer, Seller shall promptly reimburse to Buyer its reasonable out-of-pocket and third-party property diligence expenses up to a maximum amount of $100,000 and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder, or (iii) seek specific performance against Seller in which event COE shall be automatically extended as necessary. Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Buyer because of Seller’s willful misconduct or intentional omission, Buyer shall be entitled to pursue all rights and remedies available at law or in equity. Seller hereby acknowledges and agrees that the provisions of this Section 20(a) shall not limit any rights or remedies Buyer may have against Seller after COE pursuant to the indemnification under Section 16 or for any misrepresentation, breach of warranty or default by Seller in any of its obligations under this Agreement, the Transfer Documents or any other documents to be entered into pursuant to this Agreement arising after COE.

(b) Buyer’s Breach. If Buyer breaches this Agreement, as its sole remedy Seller shall be entitled to retain the Earnest Money Deposit in accordance with subsection 5(b) as Seller’s agreed and total liquidated damages. Seller hereby waives any right to seek any equitable or legal remedies against Buyer except with respect to Buyer’s indemnification obligations set forth in Section 7(b) above.

21. ATTORNEYS’ FEES. If there is any litigation to enforce any provisions or rights arising under this Agreement, the unsuccessful party in such litigation, as determined by the court, agrees to pay the successful party, as determined by the court, all costs and expenses, including, but not limited to, reasonable attorneys’ fees incurred by the successful party, such fees to be determined by the court. For purposes of this Section 21, a party will be considered to be the “successful party” if (a) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking.

22. AS-IS. BUYER ACKNOWLEDGES TO AND AGREES WITH SELLER THAT BUYER IS PURCHASING THE PROPERTY IN AN “AS IS” CONDITION “WITH ALL FAULTS” AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, OF ANY KIND, NATURE OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER OTHER THAN THOSE EXPRESSLY STATED IN THIS AGREEMENT OR IN THE TRANSFER DOCUMENTS.

BUYER ACKNOWLEDGES THAT BUYER HAS NOT RELIED, AND IS NOT RELYING, UPON ANY REPRESENTATION, GUARANTEE OR WARRANTY (WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, MATERIAL OR IMMATERIAL) THAT MAY HAVE BEEN GIVEN BY OR MADE BY OR ON BEHALF OF SELLER, OTHER THAN THOSE EXPRESSLY STATED IN THIS AGREEMENT OR IN THE TRANSFER DOCUMENTS. BUYER ACKNOWLEDGES THAT SELLER’S DILIGENCE MATERIALS ARE PROVIDED FOR INFORMATIONAL PURPOSES AND WITHOUT REPRESENTATION OR WARRANTY BY SELLER AS TO THE ACCURACY THEREOF AND THAT, TO THE EXTENT THAT BUYER HAS RELIED ON AND IS RELYING ON SELLER’S DILIGENCE MATERIALS, BUYER IS DOING SO AT BUYER’S SOLE RISK.

EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSFER DOCUMENTS, BUYER HEREBY ACKNOWLEDGES THAT IT SHALL NOT BE ENTITLED TO, AND SHALL NOT, RELY ON SELLER, ITS AGENTS, EMPLOYEES OR REPRESENTATIVES, AND SELLER HEREBY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, EITHER UNDER COMMON LAW, BY STATUTE, OR OTHERWISE, AS TO (I) THE QUALITY, NATURE, ADEQUACY OR PHYSICAL CONDITION OF THE PROPERTIES INCLUDING, BUT NOT LIMITED TO, ANY STRUCTURAL ELEMENTS, FOUNDATION, ACCESS, LANDSCAPING, SEWAGE OR UTILITY SYSTEMS AT THE PROPERTIES, IF ANY; (II) THE QUALITY, NATURE, ADEQUACY OR PHYSICAL CONDITION OF SOILS AND GROUND WATER OR THE EXISTENCE OF GROUND WATER AT THE PROPERTIES; (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY OR PHYSICAL CONDITION OF ANY UTILITIES SERVING THE PROPERTIES; (IV) THE DEVELOPMENT POTENTIAL OF THE PROPERTIES, ITS VALUE, ITS PROFITABILITY, ITS HABITABILITY, MERCHANTABILITY OR FITNESS, SUITABILITY OR ADEQUACY OF THE PROPERTIES FOR ANY PARTICULAR PURPOSE; (V) THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTIES; (VI) THE COMPLIANCE OF THE PROPERTIES OR ITS OPERATIONS WITH ANY APPLICABLE CODE, STATUTE, LAW, ORDINANCE, RULE, REGULATION, COVENANT, PERMIT, AUTHORIZATION, STANDARD, CONDITION OR RESTRICTION OF ANY GOVERNMENTAL OR REGULATORY AUTHORITY INCLUDING, WITHOUT LIMITATION, RELATING TO THE ENVIRONMENTAL CONDITION OF THE PROPERTIES; (VII) THE QUALITY OF ANY LABOR OR MATERIALS RELATING IN ANY WAY TO THE PROPERTIES; (VIII) THE SQUARE FOOTAGE OR ACREAGE OF THE PROPERTIES; OR (IX) THE OPERATION OF THE PROPERTIES FROM THE DATE OF THIS AGREEMENT UNTIL THE CLOSING.

BUYER ACKNOWLEDGES THAT BY THE END OF THE STUDY PERIOD, BUYER WILL HAVE HAD AN ADEQUATE OPPORTUNITY TO MAKE SUCH LEGAL, FACTUAL AND OTHER INQUIRIES AND INVESTIGATIONS AS BUYER DEEMS NECESSARY, DESIRABLE OR APPROPRIATE WITH RESPECT TO THE PROPERTIES. SUCH INQUIRIES AND INVESTIGATIONS OF BUYER SHALL BE DEEMED TO INCLUDE AN ENVIRONMENTAL AUDIT OF THE PROPERTIES, AN INSPECTION OF THE PHYSICAL COMPONENTS AND GENERAL CONDITION OF ALL PORTIONS OF THE PROPERTIES, SUCH STATE OF FACTS AS AN ACCURATE SURVEY AND INSPECTION WOULD SHOW, THE PRESENT AND FUTURE ZONING AND LAND USE ORDINANCES, RESOLUTIONS AND REGULATIONS OF THE CITY, COUNTY AND STATE WHERE THE PROPERTIES ARE LOCATED AND THE VALUE AND MARKETABILITY OF THE PROPERTIES.

EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSFER DOCUMENTS, BUYER ACKNOWLEDGES THAT THERE HAVE BEEN NO REPRESENTATIONS OR AGREEMENTS REGARDING SELLER’S OBLIGATION TO PROVIDE OR COMPLETE ROADS, SEWER, WATER, ELECTRIC OR OTHER UTILITY SERVICES, RECREATIONAL AMENITIES, OR ANY OTHER IMPROVEMENTS TO THE PROPERTIES MADE BY SELLER OR RELIED UPON BY BUYER WHATSOEVER.

WITHOUT IN ANY WAY LIMITING THE GENERALITY OF THE PRECEDING, EXCEPT FOR THOSE COVENANTS, REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSFER DOCUMENTS, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT IT HEREBY WAIVES, RELEASES AND DISCHARGES ANY CLAIM IT HAS, MIGHT HAVE HAD OR MAY HAVE IN THE FUTURE AGAINST THE SELLER WITH RESPECT TO COSTS, DAMAGES, OBLIGATIONS, PENALTIES, CAUSES OF ACTION AND OTHER LIABILITIES (WHETHER ACCRUED, CONTINGENT, ARISING BEFORE OR AFTER THIS AGREEMENT, OR OTHERWISE) ARISING AS A RESULT OF (I) THE CONDITION OF THE PROPERTIES, EITHER PATENT OR LATENT, (II) THE ACTUAL OR POTENTIAL INCOME OR PROFITS TO BE DERIVED FROM THE PROPERTIES, (III) THE REAL ESTATE TAXES OR ASSESSMENTS NOW OR HEREAFTER PAYABLE THEREON, (IV) THE PAST, PRESENT OR FUTURE CONDITION OR COMPLIANCE OF THE PROPERTIES, OR COMPLIANCE OF PAST OWNERS AND OPERATORS OF THE PROPERTIES, IN REGARD TO ANY PAST, PRESENT AND FUTURE FEDERAL, STATE AND LOCAL ENVIRONMENTAL PROTECTION, POLLUTION CONTROL, POLLUTION CLEANUP, AND CORRECTIVE ACTION LAWS, RULES, REGULATIONS, ORDERS, AND REQUIREMENTS (INCLUDING WITHOUT LIMITATION, CERCLA, RCRA, AND OTHERS PERTAINING TO THE USE, HANDLING, GENERATION, TREATMENT, STORAGE, RELEASE, DISPOSAL, REMOVAL, REMEDIATION OR RESPONSE TO, OR NOTIFICATION OF GOVERNMENTAL ENTITIES CONCERNING, TOXIC, HAZARDOUS, OR OTHERWISE REGULATED WASTES, SUBSTANCES, CHEMICALS, POLLUTANTS OR CONTAMINANTS), OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, (V) THE PRESENCE ON, IN, UNDER OR NEAR THE PROPERTIES OF (INCLUDING WITHOUT LIMITATION ANY RESULTANT OBLIGATION UNDER CERCLA, THE RESOURCE CONSERVATION AND RECOVERY ACT (“RCRA”), 42 U.S.C. § 6973 et seq., ANY STATE STATUTE OR REGULATION, OR OTHERWISE, TO REMOVE, REMEDIATE OR RESPOND TO) ASBESTOS CONTAINING MATERIAL, RADON, UREA FORMALDEHYDE OR ANY OTHER TOXIC, HAZARDOUS OR OTHERWISE REGULATED WASTE, SUBSTANCE, CHEMICAL, POLLUTANT OR CONTAMINANT, AND (VI) ANY OTHER STATE OF FACTS WHICH EXIST WITH RESPECT TO THE PROPERTIES.

BUYER ACKNOWLEDGES AND AGREES THAT THE TERMS AND CONDITIONS OF THIS SECTION 22 SHALL EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT AND/OR THE RECORDATION OF THE DEED FOR THE PROPERTIES.

23. NOTICES.

(a) Addresses. Except as otherwise required by law, any notice required or permitted hereunder shall be in writing and shall be given by personal delivery, or by deposit in the U.S. Mail, certified or registered, return receipt requested, postage prepaid, addressed to the Parties at the addresses set forth below, or at such other address as a Party may designate in writing pursuant hereto, or by telecopy (fax), or any express or overnight delivery service (e.g., Federal Express), delivery charges prepaid:

if to Seller:	Westland DevCo LLC
2392 Morse Avenue
Irvine, CA 92614
Attn: Randy Teteak
Tel.: (949) 777-4000
Fax: (949) 777-4050

With a copy to:	Westland DevCo LLC
c/o Argent Management LLC
2392 Morse Avenue
Irvine, CA 92614
Attn: Andrew P. Cook, Esq.
Tel.: (949) 777-4000
Fax: (949) 777-4052

if to Buyer:	Series C, LLC
2555 E. Camelback Road, Suite 400
Phoenix, AZ 85016
Attn: Legal Department
Tel.: (602) 778-8700
Fax: (480) 449-7012

with copies to:	Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren Street
Phoenix, AZ 85004
Attn: J. Craig Cartwright
Tel.: (602) 382-6066
Fax: (602) 382-6070

if to Escrow Agent:	First American Title Insurance Company
2425 E. Camelback Road, Suite 400
Phoenix, AZ 85016
Attn: Mr. Brandon Grajewski
Tel.: (602) 567-8145
Fax: (602) 567-8101

(b) Effective Date of Notices. Notice shall be deemed to have been given on the date on which notice is delivered, if notice is given by personal delivery or telecopy, and on the date of deposit in the mail, if mailed or deposited with the overnight carrier, if used. Notice shall be deemed to have been received (i) on the date on which the notice is received, if notice is given by telecopy or personal delivery, (ii) on the first business day following deposit with an overnight carrier, if used, and (iii) on the second (2nd) day following deposit in the U.S. Mail, if notice is mailed. If escrow has opened, a copy of any notice given to a party shall also be given to Escrow Agent by regular U.S. Mail or by any other method provided for herein.

23. CLOSING COSTS.

(a) Closing Costs. Seller and Buyer agree to pay closing costs as indicated in this Agreement and in the escrow instructions attached hereto as Exhibit F, and by this reference incorporated herein (the “Escrow Instructions”). At COE, Seller shall pay (i) the costs of releasing all liens, judgments, and other encumbrances that are to be released and of recording such releases, (ii) one-half the fees and costs due Escrow Agent for its services, (iii) the transfer tax associated with the sale of the Properties, if any, (iv) the cost of the Surveys, and (v) all other costs to be paid by Seller under this Agreement. At COE, Buyer shall pay (i) one-half the fees and costs due Escrow Agent for its services, and (ii) all other costs to be paid by Buyer under this Agreement. Except as otherwise provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transaction contemplated herein. Real estate taxes shall be prorated based upon the current valuation and latest available tax rates. All prorations shall be calculated through escrow as of COE based upon the latest available information, including, without limitation, a credit to Buyer for any rent prepaid by Tenant for the period beginning with and including the date on which the closing occurs through and including the last day of the month in which the closing occurs. All other credits to Buyer shall be similarly prorated. If COE is on or after the 20th day of the calendar month in which COE occurs, the monthly base rent due to Buyer under the terms of the Leases for the full calendar month of the month following the day on which COE occurs (the “Initial Rent”) shall be credited to Buyer at COE (and, in such event, Tenant shall pay the Initial Rent to Seller and, notwithstanding the terms of the Leases, shall not be obligated to make a payment for the Initial Rent to Buyer). Any other closing costs not specifically designated as the responsibility of either Party in the Escrow Instructions or in this Agreement shall be paid by Seller and Buyer according to the usual and customary allocation of the same by Escrow Agent. Seller agrees that all closing costs payable by Seller shall be deducted from Seller’s proceeds otherwise payable to Seller at COE. Buyer shall deposit with Escrow Agent sufficient cash to pay all of Buyer’s closing costs. Except as provided in this Section 23(a), Seller and Buyer shall each bear their own costs in regard to this Agreement.

(b) Post-Closing Adjustment. If after COE, the parties discover any errors in adjustments and apportionments or additional information becomes available which would render the closing prorations inaccurate, the same shall be corrected as soon after their discovery as possible. The provision of this Section 23(b) shall survive COE except that no adjustment shall be made later than eighteen (18) months after COE unless prior to such date the Party seeking the adjustment shall have delivered a written notice to the other Party specifying the nature and basis for such claim; provided, however, in the event an adjustment is sought due to the fact that current tax bills with respect to one or more Properties had not yet been issued as of COE, the provisions of this Section 23(b) shall survive with respect to any closing proration of real property taxes until thirty (30) days after Buyer’s receipt of tax bills for the period of time during which COE occurred. In the event that such claim is valid, the Party against whom the claim is sought shall have ten (10) days in which to remit any adjustment due.

(c) Instructions. This Agreement, together with the Escrow Instructions, shall constitute escrow instructions for the transaction contemplated herein. Such escrow instructions shall be construed as applying principally to Escrow Agent’s employment.

24. ESCROW CANCELLATION CHARGES. If escrow fails to close because of Seller’s default, Seller shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close because of Buyer’s default, Buyer shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close for any other reason, Seller and Buyer shall each be liable for one-half of any cancellation charges of Escrow Agent. The provisions of this Section 24 shall survive cancellation of this Agreement.

25. APPROVALS. Concerning all matters in this Agreement requiring the consent or approval of any Party, the Parties agree that any such consent or approval shall not be unreasonably withheld unless otherwise provided in this Agreement.

26. RELEASES. Except as expressly provided in this Agreement, in the event COE occurs hereunder, Seller and anyone claiming through Seller shall, as of the date of COE release Tenant from any and all claims of whatever kind or nature, in law or equity, whether now known or unknown to Seller, whether contingent or matured, that Seller may now have or hereafter acquire against Tenant for any costs, loss, liability, damage, expenses, demand, action or cause of action arising from or related to any of the Leases arising from events occurring prior to COE.

27. ADDITIONAL ACTS. The Parties agree to execute promptly such other documents and to perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.

28. GOVERNING LAW. This Agreement shall be governed by and construed or enforced in accordance with the laws of the State of New Mexico.

29. CONSTRUCTION. The terms and provisions of this Agreement represent the results of negotiations among the Parties, each of which has been represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each hereby waive the application of any rule of law which would otherwise be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed Agreement or any earlier draft of the same.

30. TIME OF ESSENCE. Time is of the essence of this Agreement. However, if this Agreement requires any act to be done or action to be taken on a date which is a Saturday, Sunday or legal holiday, such act or action shall be deemed to have been validly done or taken if done or taken on the next succeeding day which is not a Saturday, Sunday or legal holiday, and the successive periods shall be deemed extended accordingly.

31. INTERPRETATION. If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Agreement and the terms and provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any Exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement which shall be deemed to prevail and control.

32. HEADINGS. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.

33. FAX AND COUNTERPARTS. This Agreement may be executed by facsimile and/or in any number of counterparts. Each party may rely upon any facsimile or counterpart copy as if it were one original document.

34. INCORPORATION OF EXHIBITS BY REFERENCE. All Exhibits to this Agreement are fully incorporated herein as though set forth at length herein.

35. SEVERABILITY. If any provision of this Agreement is unenforceable, the remaining provisions shall nevertheless be kept in effect.

36. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, oral or written, with respect to the subject matter hereof. The provisions of this Agreement shall be construed as a whole and not strictly for or against any Party.

37. INDEMNITY. Seller shall indemnify, hold harmless and defend Buyer, Buyer’s affiliates, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Indemnified Parties”) from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”) that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Buyer (a) relating to any actual or alleged events, acts or omissions occurring with respect to any Property prior to COE, and/or (b) based upon Buyer’s ownership of any Property but with respect to which the claimed loss, damage or injury occurred prior to COE. Buyer shall indemnify, hold harmless and defend Seller, Seller’s affiliates, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all Claims that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Seller (y) relating to any actual or alleged events, acts or omissions occurring with respect to any Property from and after COE, and/or (z) based upon Seller’s ownership of any Property but with respect to which the claimed loss, damage or injury occurred from and after COE. The provisions of this Section 37 shall survive COE.

38. PRIVILEGE TAXES. Seller represents, warrants and covenants to Buyer that all state and local transaction privilege, sales, excise, use or similar taxes relating to the development, sale or rental of each Property (including, without limitation any speculative builder tax, owner-builder tax, or construction contractor tax) have been paid and Seller shall pay any such taxes that may arise as a result of the sale of any Property to Buyer as and when due. Seller shall indemnify, hold harmless and defend the Indemnified Parties from any and all Claims relating to a breach of the preceding sentence. The provisions of this Section shall survive COE.

39. TENANT AUDIT RIGHT. In the event that Tenant has the right to inspect and audit the books, records and other documents of the landlord under any of the Leases which evidence the purchase price of the Real Property, the development and construction costs of the Improvements, and/or common area maintenance costs and expenses, Seller hereby covenants and agrees that it shall retain such books, records and other documents which will enable Tenant to conduct a full and complete audit thereof until the date that is six (6) months after the latest date that Tenant could demand an inspection and/or audit thereof pursuant to such Lease and, upon written request therefore from Buyer, or any successor or assign, thereof, shall provide both Buyer and Tenant with reasonable access thereto and otherwise reasonably cooperate with both Buyer and Tenant with respect to such inspection and/or audit by Tenant. In the event Tenant claims any right to a credit, refund or other reimbursement as a result of such audit, Seller shall indemnify, hold harmless and defend the Indemnified Parties from any and all Claims relating thereto or arising therefrom. The provisions of this Section 39 shall survive COE.

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IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER:	WESTLAND DEVCO LLC, a Delaware limited liability company

	By:	/s/ Bruce Cook
	Its:	General Counsel

BUYER:	SERIES C, LLC

	By:	/s/ Todd J. Weiss
Todd J. Weiss Authorized Officer

ESCROW AGENT’S ACCEPTANCE

The foregoing fully executed Agreement together with the Earnest Money Deposit is accepted by the undersigned this 24th day of August, 2011, which for the purposes of this Agreement shall be deemed to be the date of Opening of Escrow. Escrow Agent hereby accepts the engagement to handle the escrow established by this Agreement in accordance with the terms set forth in this Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Brandon Grajewski
Title:	Escrow Officer

EXHIBIT A

THE REAL PROPERTY

Property Address	Building SF	Tenant	Allocated Purchase Price	Cole Buyer Entity
101 Coors Road, Albuquerque, NM	15,930	Walgreens Hastings Co.	$3,372,000	Cole WG Albuquerque (Coors Road) NM, LLC
3400 Coors Boulevard NW Albuquerque, NM	15,525	Walgreen Co.	$2,475,000	Cole WG Albuquerque (Coors Boulevard) NM, LLC

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